Exhibit 99.1

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Independent Auditors’ Report

Board of Managers
Diamond Green Diesel Holdings LLC:

Opinion
We have audited the consolidated financial statements of Diamond Green Diesel Holdings LLC and its subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

San Antonio, Texas
February 9, 2026

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(thousands of dollars)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash	$195,765	$353,446
Receivables, net	276,279	311,573
Receivables – due from related party	89,752	154,081
Inventories	731,014	650,475
Prepaid expenses and other	102,149	21,692
Total current assets	1,394,959	1,491,267
Property, plant, and equipment, at cost	4,594,225	4,556,960
Accumulated depreciation	(891,971)	(688,017)
Property, plant, and equipment, net	3,702,254	3,868,943
Deferred charges and other assets, net	139,765	100,307
Total assets	$5,236,978	$5,460,517
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$26,406	$26,832
Current portion of debt and finance lease obligations – due to related party	3,081	2,977
Accounts payable	226,288	227,468
Accounts payable – due to related party	74,014	51,419
Taxes other than income taxes	9,035	12,573
Other accrued expenses	22,919	28,228
Total current liabilities	361,743	349,497
Finance lease obligations, less current portion	615,563	641,969
Finance lease obligations, less current portion – due to related party	62,108	65,189
Deferred income tax liabilities	1,993	927
Other long-term liabilities	15,755	16,268
Commitments
Members’ equity:
Members’ capital	2,109,606	1,460,878
Retained earnings	2,052,304	2,932,037
Accumulated other comprehensive income (loss)	17,906	(6,248)
Total members’ equity	4,179,816	4,386,667
Total liabilities and members’ equity	$5,236,978	$5,460,517

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(thousands of dollars)

	Year Ended December 31,
	2025	2024
Revenues (a)	$4,596,830	$5,065,592
Cost of sales:
Cost of materials and other	4,776,747	5,225,043
Lower of cost or market (LCM) inventory valuation adjustment	(140,085)	175,934
Operating expenses (excluding depreciation, amortization, and accretion expense reflected below) (b)	308,253	352,905
Depreciation, amortization, and accretion expense	266,887	264,992
Low carbon tax credits	(598,695)	(1,281,705)
Total costs of sales	4,613,107	4,737,169
Other operating expenses	149	61
General and administrative expenses – related party	13,944	13,464
Operating income (loss)	(30,370)	314,898
Other income, net	9,321	22,114
Interest and debt expense:
Incurred (c)	(46,635)	(48,271)
Capitalized	295	9,598
Interest and debt expense, net	(46,340)	(38,673)
Income (loss) before income tax expense	(67,389)	298,339
Income tax expense	1,066	175
Net income (loss)	$(68,455)	$298,164

Supplemental information – each income statement line item reflected below includes revenues and expenses provided by related party as follows:
(a) Revenues – related party	$2,094,693	$2,656,326
(b) Operating expenses (excluding depreciation, amortization, and accretion expense) – related party	95,550	94,719
(c) Interest and debt expense incurred – related party	(2,608)	(5,561)

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(thousands of dollars)

	Year Ended December 31,
	2025	2024
Net income (loss)	$(68,455)	$298,164
Net gain (loss) on cash flow hedges	24,154	(87,132)
Comprehensive income (loss)	$(44,301)	$211,032

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(thousands of dollars)

	Diamond	Darling	Total
	Alternative	Green	Members’
	Energy, LLC	Energy LLC	Equity
Balance as of December 31, 2023	$2,174,313	$2,180,964	$4,355,277
Net income	149,082	149,082	298,164
Members’ contributions	90,000	90,000	180,000
Cash distributions to members	(179,821)	(179,821)	(359,642)
Other comprehensive loss	(43,566)	(43,566)	(87,132)
Balance as of December 31, 2024	2,190,008	2,196,659	4,386,667
Net loss	(19,685)	(48,770)	(68,455)
Members’ contributions	320,500	328,228	648,728
Cash distributions to members	(129,549)	(367,699)	(497,248)
Noncash distributions to members	(314,030)	—	(314,030)
Other comprehensive income	12,077	12,077	24,154
Balance as of December 31, 2025	$2,059,321	$2,120,495	$4,179,816

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands of dollars)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(68,455)	$298,164
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion expense	266,887	264,992
LCM inventory valuation adjustment	(140,085)	175,934
Deferred income tax expense	1,066	175
Low carbon tax credit noncash benefit	(314,030)	—
Other noncash items	1,435	2,104
Decrease in receivables, net	59,448	71,328
(Increase) decrease in receivables – due from related party	64,329	(33,933)
Decrease in inventory	64,711	42,143
(Increase) decrease in prepaid expenses and other	(80,457)	163,193
Increase in accounts payable	21,733	63,809
Increase (decrease) in accounts payable – due to related party	22,778	(177,195)
Increase (decrease) in taxes other than income taxes	(3,538)	783
Increase (decrease) in other accrued expenses	(5,233)	19,951
Decrease in deferred charges and other assets	(313)	(2,605)
Net cash provided by (used in) operating activities	(109,724)	888,843
Cash flows from investing activities:
Capital expenditures	(71,278)	(250,163)
Deferred turnaround and catalyst costs	(98,479)	(71,266)
Other investing activities, net	133	7,482
Net cash used in investing activities	(169,624)	(313,947)
Cash flows from financing activities:
Proceeds from borrowings	650,000	310,000
Proceeds from borrowings – related party	50,000	200,000
Repayments of debt and finance lease obligations	(676,836)	(585,726)
Repayments of debt and finance lease obligations – related party	(52,977)	(202,876)
Members’ contributions	648,728	180,000
Members’ distributions	(497,248)	(359,642)
Net cash provided by (used in) financing activities	121,667	(458,244)
Net increase (decrease) in cash	(157,681)	116,652
Cash at beginning of period	353,446	236,794
Cash at end of period	$195,765	$353,446

See Notes to Consolidated Financial Statements.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION
Diamond Green Diesel Holdings LLC (DGD Holdings) was formed on January 21, 2011 as a joint venture between Diamond Alternative Energy, LLC, a wholly owned subsidiary of Valero Energy Corporation (Valero), and Darling Green Energy LLC, a subsidiary of Darling Ingredients Inc. (Darling). Diamond Alternative Energy, LLC and Darling Green Energy LLC are collectively referred to herein as the “Members.”

DGD Holdings, through its wholly owned subsidiary Diamond Green Diesel LLC (DGD), operates two renewable diesel plants. The first plant began operations in 2013 and is located next to Valero’s St. Charles Refinery in Norco, Louisiana (the DGD St. Charles Plant). The second plant began operations in 2022 and is located next to Valero’s Port Arthur Refinery in Port Arthur, Texas (the DGD Port Arthur Plant, and together with the DGD St. Charles Plant, the DGD Plants). The DGD Plants produce renewable diesel, renewable naphtha, and synthetic paraffinic kerosene (SPK). Renewable diesel is a low-carbon liquid transportation fuel that is interchangeable with petroleum-based diesel. Renewable naphtha can be used as a gasoline blendstock to produce renewable gasoline or as a feedstock for producing low-carbon petrochemicals that then can be used to produce renewable plastics. These products are produced from waste and renewable feedstocks using a pre-treatment process and an advanced hydroprocessing-isomerization process. SPK is a renewable blending component produced using the Hydrotreated Esters and Fatty Acids (HEFA) process. SPK is also commonly referred to as “neat sustainable aviation fuel (SAF).” Current aviation regulations allow SPK to be blended up to 50 percent with conventional jet fuel to produce SAF for use in an aircraft. This blend is commonly referred to as “SAF” or “blended SAF.” DGD sells these products primarily in the United States (U.S.), Canada, and Europe. DGD Holdings and DGD are collectively referred to herein as the “Company.”

The DGD St. Charles Plant has a production capacity of approximately 700 million gallons of renewable diesel and approximately 30 million gallons of renewable naphtha per year. The DGD Port Arthur Plant has a production capacity of approximately 470 million gallons of renewable diesel and approximately 20 million gallons of renewable naphtha per year. The Company’s combined renewable diesel and renewable naphtha production capacities is approximately 1.2 billion gallons and 50 million gallons, respectively, per year.

The SAF project at the DGD Port Arthur Plant commenced operations in the fourth quarter of 2024. The project provides the plant the optionality to upgrade approximately 50 percent of its renewable diesel annual production capacity to neat SAF.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Consolidation
General
These consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (GAAP). Intercompany items and transactions have been eliminated in consolidation.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reclassifications
Certain prior year amounts in the consolidated statements of cash flows have been reclassified to conform to the 2025 presentation. The changes were due to the separate presentation of amounts that were previously aggregated in “increase in other accrued expenses and other operating activities, net.”

Subsequent Events
Management has evaluated subsequent events through February 9, 2026, the date these consolidated financial statements were issued. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these consolidated financial statements.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Receivables
Trade receivables are carried at amortized cost, which is the original invoice amount adjusted for cash collections. The Company maintains an allowance for credit losses, which is adjusted based on the Company’s assessment of its customers’ historical collection experience, known or expected credit risks, and industry and economic conditions. Interest income on outstanding receivables from the Internal Revenue Service (IRS) related to the blender’s tax credit is accrued based on the balance owed by the IRS at the end of the period.

Inventories
The cost of feedstocks (i.e., waste and renewable feedstocks, predominantly animal fats, used cooking oils, vegetable oils, and inedible distillers corn oils (DCOs)) and products is determined under the last-in, first-out (LIFO) method using the dollar-value LIFO approach, with any increments valued based on average purchase prices for feedstocks and cost build-up prices for finished products during the year. The LIFO inventory is carried at the lower of cost or market. The cost of supplies is determined principally under the weighted-average cost method. The non-LIFO inventory is carried at the lower of cost or net realizable value.

In determining the market value of its inventories, the Company assumes that feedstocks are converted into products, which requires it to make estimates regarding the products expected to be produced from those feedstocks and the conversion costs required to convert those feedstocks into products. The Company also estimates the usual and customary transportation costs required to move the inventory from its plants to the appropriate points of sale. The Company then applies an estimated selling price to its inventories. If the aggregate market value of its LIFO inventories is less than the related aggregate cost, the Company recognizes a loss for the difference in its statements of income. To the extent the aggregate market value of the LIFO inventories subsequently increases, the Company recognizes an increase to the value of its inventories (not to exceed cost) and a gain in the statements of income.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Property, Plant, and Equipment
The cost of property, plant, and equipment (property assets) purchased or constructed, including betterments of property assets, is capitalized. However, the cost of repairs to and normal maintenance of property assets is expensed as incurred. Betterments of property assets are those that extend the useful life, increase the capacity or improve the operating efficiency of the asset, or improve the safety of the Company’s operations. The cost of property assets constructed includes interest and certain overhead costs allocable to the construction activities.

The Company’s operations are highly capital intensive. Each of the DGD Plants comprises a base of property assets, consisting of interconnected, highly integrated and interdependent feedstock processing facilities and supporting infrastructure (Units) and other property assets that support the Company’s business. Improvements consist of the addition of new Units and other property assets and betterments of those Units and assets.

Depreciation of processing facilities is recorded on a straight-line basis over the estimated useful lives of these assets using the composite method of depreciation. The Company maintains a separate composite group of property assets for each of the DGD Plants. The estimated useful lives of the composite groups are 20 years.

Under the composite method of depreciation, the historical cost of a minor property asset (net of salvage value) that is retired or replaced is charged to accumulated depreciation and no gain or loss is recognized. However, a gain or loss is recognized for a major property asset that is retired, replaced, sold, or for an abnormal disposition of a property asset (primarily involuntary conversions). Gains and losses are reflected in “depreciation, amortization, and accretion expense,” unless such amounts are reported separately due to materiality.

Depreciation of the administrative buildings and other assets is recorded on a straight-line basis over the estimated useful lives of the related assets using the component method of depreciation. Precious metals, which are used as a catalyst in the Units to process feedstock into finished products, are not depreciated, but the cost of precious metals not recovered from the reclamation process is charged to “depreciation, amortization, and accretion expense.”

Leasehold improvements associated with leases between entities under common control are amortized over the economic life of the assets, regardless of the lease term. The Company’s assets are built on land leased from Valero. As a result, all additional improvements placed in service after the initial construction of the DGD Plants are amortized over the economic life of the assets, typically 20 years, and are not limited by the lease term. See Note 6 for balances associated with the Company’s leasehold improvements and Note 12 for additional discussion of the Company’s land leases with Valero. Finance lease right-of-use assets are amortized as discussed below under “Leases.”

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Deferred Charges and Other Assets
“Deferred charges and other assets, net” primarily include the following:

•turnaround costs, which are incurred in connection with planned major maintenance activities, are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs;

•fixed-bed catalyst costs, representing the cost of the catalyst that is changed out at periodic intervals when the quality of the catalyst has deteriorated beyond its prescribed function, are deferred when incurred and amortized on a straight-line basis over the estimated useful life of the specific catalyst;

•licenses acquired, which provide for the amount of feedstock that can be processed at the DGD Plants per calendar year, are capitalized as intangible assets and amortized over their estimated useful lives; and

•operating lease right-of-use assets are amortized as discussed below under “Leases.”

Leases
The Company evaluates if a contract is or contains a lease at inception of the contract. If the Company determines that a contract is or contains a lease, the Company recognizes a right-of-use (ROU) asset and lease liability at the commencement date of the lease based on the present value of lease payments over the lease term. The present value of the lease payments is determined by using the implicit rate when readily determinable. If not readily determinable, the Company uses an incremental borrowing rate based on quoted interest rates obtained from financial institutions. The rate used is for a term similar to the duration of the lease based on information available at the commencement date. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options.

The Company recognizes ROU assets and lease liabilities for leasing arrangements with terms greater than one year. The Company accounts for lease and nonlease components in a contract as a single lease component for all classes of underlying assets.

Expense for an operating lease is recognized as a single lease cost on a straight-line basis over the lease term and is reflected in the appropriate income statement line item based on the leased asset’s function. Amortization expense of a finance lease ROU asset is recognized on a straight-line basis over the lesser of the useful life of the leased asset or the lease term. However, if the lessor transfers ownership of the finance lease ROU asset to the Company at the end of the lease term, the finance lease ROU asset is amortized over the useful life of the leased asset. Amortization expense is reflected in “depreciation, amortization, and accretion expense.” Interest expense is incurred based on the carrying value of the lease liability and is reflected in “interest and debt expense, net.”

Impairment of Assets
Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not deemed recoverable if

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not deemed recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods.

Asset Retirement Obligations
The Company records a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to retire a tangible long-lived asset at the time that the Company incurs that liability, which is generally when the asset is purchased, constructed, or leased. The Company records the liability when there is a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made.

Revenue Recognition
The Company’s revenues are primarily generated from contracts with customers for the sale of products. Revenues are recognized when the Company satisfies its performance obligation to transfer products to its customers, which typically occurs at a point in time upon shipment of the products, and for an amount that reflects the transaction price that is allocated to the performance obligation.

The customer is able to direct the use of, and obtain substantially all of the benefits from, the products at the point of shipment. As a result, the Company considers control to have transferred upon shipment because there is a present right to payment at that time, the customer has legal title to the asset, the Company has transferred physical possession of the asset, and the customer has significant risks and rewards of ownership of the asset.

Contracts with customers state the final terms of the sale, including the description, quantity, and price for goods sold. Payment is typically due in full within three to five days from the date of invoice. In the normal course of business, the Company generally does not accept product returns.

The transaction price is the consideration that the Company expects to be entitled to in exchange for its products. The transaction price for substantially all of the contracts is based on commodity market pricing (i.e., variable consideration). As such, this market pricing may be constrained (i.e., not estimable) at the inception of the contract but will be recognized based on the applicable market pricing, which will be known upon transfer of the goods to the customer.

The Company has elected to exclude from the measurement of the transaction price all taxes assessed by government authorities that are both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer (e.g., sales tax and use tax).

Cost of Materials and Other
Cost of materials and other primarily includes the cost of materials that are a component of products sold. These costs include (i) the direct cost of materials (such as animal fats, used cooking oils, vegetable oils, and inedible DCOs) that are a component of products sold; (ii) costs related to the delivery of feedstock supplied; and (iii) gains and losses on commodity derivative instruments.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
During the year ended December 31, 2025, the Company was subject to a number of new tariffs and duties on renewable feedstocks imported into the U.S. A significant portion of the tariffs and duties incurred are eligible for recovery through duty drawback claims. The impact of these tariffs and duties, net of amounts claimed through duty drawbacks, are included in cost of materials and other.

Operating Expenses
Operating expenses (excluding “depreciation, amortization, and accretion expense”) consist of costs charged to the Company by Valero in accordance with the Operations Agreement for day-to-day operations of the DGD Plants, as further described in Note 12. In addition, operating expenses include chemicals, waste disposal services, maintenance, operating supplies, property taxes, and insurance.

Depreciation, Amortization, and Accretion Expense
“Depreciation, amortization, and accretion expense” associated with the Company’s operations is separately presented in the statements of income as a component of cost of sales.

Low Carbon Tax Credits
Clean Fuel Production Credit
Effective January 1, 2025, Section 45Z of the Internal Revenue Code Section of 1986, as amended, provides a federal income tax credit to producers for qualifying sales of clean transportation fuels produced domestically. The credit amount is based on an emissions factor that reflects the relative carbon intensity of the fuel. Additional bonus rates are available if prevailing wage and apprenticeship requirements are satisfied. The Company is eligible to claim the clean fuel production credit for the sale of qualifying renewable diesel, renewable naphtha, and neat SAF produced at the DGD Plants through December 31, 2029. During the year ended December 31, 2025, the Company recognized a benefit of $598.7 million for the value of these credits, net of market price adjustments of $21.4 million and selling costs incurred of $7.7 million.

Clean fuel production credits are nonrefundable, transferable tax credits, and the Company has elected to account for them as government grants. As discussed below under “Income Taxes,” the Company is not a tax paying entity for U.S. federal income tax purposes. As a result, the Company’s Members may elect to either (i) receive the tax credits attributable to their ownership interest to claim on their U.S. federal income tax return or (ii) have the Company sell the tax credits to third parties and receive cash distributions from the proceeds of those sales.

For the year ended December 31, 2025, Valero elected to receive its share of the tax credits as a noncash distribution whereas Darling elected to have the Company sell its share of the tax credits and receive cash proceeds from those sales. See Note 10 for additional discussion of these distributions. As a result of Darling’s election, the market price adjustments and selling costs incurred by the Company discussed above are fully attributed to its ownership interest.

Clean fuel production credits that have not been distributed or sold as of the balance sheet date are reflected in “prepaid expenses and other” in the balance sheet as of December 31, 2025. Clean fuel production credits that are expected to be sold are recorded at fair value based on the expected sales price. See Note 15 for disclosures regarding fair value measurement.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Blender’s Tax Credit
Prior to January 1, 2025, biodiesel blenders registered with the IRS were eligible for a tax incentive in the amount of $1.00 per gallon of renewable diesel blended with petroleum diesel to produce a mixture containing at least 0.1 percent diesel fuel. Only blenders that produced and sold or used the qualified biodiesel mixture as a fuel in their trade or business were eligible for the tax credit. As a blender, the Company recognized a benefit of $1.3 billion during the year ended December 31, 2024. The blender’s tax credit expired on December 31, 2024.

Other Operating Expenses
Other operating expenses include costs, if any, incurred that are not associated with cost of sales.

General and Administrative Expenses
General and administrative expenses consist primarily of fees for administrative services provided by Valero.

Income Taxes
The Company is a limited liability corporation and is not a taxpaying entity for U.S. federal or Louisiana state income tax purposes. Accordingly, no provision for U.S. federal or Louisiana state income taxes is made in these consolidated financial statements. Income from the Company is taxable to the Members in their individual U.S. federal and Louisiana state tax returns.

The Company is a taxable entity in the state of Texas and is subject to the Texas state franchise tax due to the operations of the DGD Port Arthur Plant. The Texas state franchise tax is applicable to an entity’s gross margin, based on apportionment of activities between states, and is accounted for as an income tax.

Deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be settled.

Derivatives and Hedging
All derivative instruments, not designated as normal purchases or sales, are recognized in the balance sheets as either assets or liabilities measured at their fair values with changes in fair value recognized currently in income or in other comprehensive income as appropriate. Cash flow hedges and economic hedges are used to manage commodity price risk. The cash flow effects of the derivative instruments are reflected in operating activities in the statements of cash flows. See Note 16 for additional discussion.

Concentration Risk
During the year ended December 31, 2025, the Company sold a majority of its products to three major customers, including Valero, which accounted for 45 percent of the Company’s sales. The other two third-party customers accounted for 15 percent and 10 percent of sales. During the year ended December 31, 2024, the Company sold 54 percent of its products to Valero and 13 percent and 11 percent to two third-party customers.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company purchased 27 percent and 21 percent of its raw materials from Darling during the years ended December 31, 2025 and 2024, respectively. The Company purchased 11 percent from a third-party supplier during the year ended December 31, 2024.

See Note 12 for additional discussion of the Company’s contracts with Valero and Darling.

3. RECEIVABLES

Receivables consisted of the following (in thousands):

	December 31,
	2025	2024
Receivables from contracts with customers	$266,200	$175,161
Receivable for duty drawback claims	50,607	11,751
Blender’s tax credit receivable	23,505	268,067
Commodity derivative contract receivables (see Note 15)	21,864	10,700
Other receivables	3,880	—
Receivables before allowance for credit losses	366,056	465,679
Allowance for credit losses	(25)	(25)
Receivables after allowance for credit losses	366,031	465,654
Less: Receivables - due from related party	89,752	154,081
Receivables, net	$276,279	$311,573

4. INVENTORIES

Inventories consisted of the following (in thousands):

	December 31,
	2025	2024
Feedstocks	$407,397	$552,114
Finished products	401,661	319,856
Supplies	18,676	15,310
Inventories, before LCM inventory valuation reserve	827,734	887,280
LCM inventory valuation reserve	(96,720)	(236,805)
Inventories	$731,014	$650,475
The market values of the feedstocks and finished products inventories fell below their historical LIFO inventory costs as of December 31, 2024, and as a result, the Company recorded an LCM inventory valuation reserve of $236.8 million in order to state the inventories at market. As of December 31, 2025, the Company’s LCM inventory valuation reserve was $96.7 million. The change in the Company’s LCM inventory valuation reserve resulted in a net benefit of $140.1 million to the results of operations during the year ended December 31, 2025.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
5. LEASES

General
The Company has entered into leasing arrangements for the right to use various classes of underlying assets as follows:

•Pipelines, Terminals, and Tanks includes facilities and equipment used in the storage and transportation of feedstock and the production and sale of products;

•Real Estate includes land and rights-of-way associated with the DGD Plants; and

•Other includes machinery, equipment, and various facilities used in plant operations; and short-term time charters for coastal vessels.

In addition to fixed lease payments, some arrangements contain provisions for variable lease payments. Certain leases for pipelines, terminals, and tanks provide for variable lease payments based on, among other things, throughput volumes in excess of a base amount. Additionally, if the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered variable lease payments. In all instances, variable lease payments are recognized in the period in which the obligation for those payments is incurred.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Lease Costs and Other Supplemental Information
The Company’s total lease cost comprises costs that are included in the statements of income, as well as costs capitalized as part of an item of property, plant, and equipment or inventory. Total lease cost was as follows (in thousands):

	Pipelines,
	Terminals,
	and Tanks	Real Estate	Other	Total
Year ended December 31, 2025
Finance lease cost:
Amortization of ROU assets	$40,716	$3,482	$63	$44,261
Interest on lease liabilities	35,434	2,062	4	37,500
Operating lease cost	—	1,295	34	1,329
Variable lease cost	11,196	4	(6)	11,194
Short-term lease cost	6,883	—	11,975	18,858
Total lease cost	$94,229	$6,843	$12,070	$113,142

Year ended December 31, 2024
Finance lease cost:
Amortization of ROU assets	$40,716	$3,482	$190	$44,388
Interest on lease liabilities	36,661	2,155	16	38,832
Operating lease cost	—	1,373	103	1,476
Variable lease cost	14,237	2	7	14,246
Short-term lease cost	11,021	—	7,674	18,695
Total lease cost	$102,635	$7,012	$7,990	$117,637

	Related Party	Third Party	Total
Year ended December 31, 2025
Finance lease cost:
Amortization of ROU assets	$3,705	$40,556	$44,261
Interest on lease liabilities	2,331	35,169	37,500
Operating lease cost	1,275	54	1,329
Variable lease cost	—	11,194	11,194
Short-term lease cost	—	18,858	18,858
Total lease cost	$7,311	$105,831	$113,142

Year ended December 31, 2024
Finance lease cost:
Amortization of ROU assets	$3,705	$40,683	$44,388
Interest on lease liabilities	2,432	36,400	38,832
Operating lease cost	1,354	122	1,476
Variable lease cost	—	14,246	14,246
Short-term lease cost	—	18,695	18,695
Total lease cost	$7,491	$110,146	$117,637

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table presents additional information related to the Company’s operating and finance leases (in thousands, except for lease terms and discount rates):

	December 31, 2025		December 31, 2024
	Operating	Finance	Operating	Finance
	Leases	Leases	Leases	Leases
Supplemental balance sheet information
ROU assets, net reflected in the following balance sheet line items:
Property, plant, and equipment, net	$—	$680,457	$—	$724,714
Deferred charges and other assets, net	14,057	—	14,815	—
Total ROU assets, net	$14,057	$680,457	$14,815	$724,714

Current lease liabilities reflected in the following balance sheet line items:
Current portion of debt and finance lease obligations	$—	$26,406	$—	$26,832
Current portion of debt and finance lease obligations – due to related party	—	3,081	—	2,977
Other accrued expenses	571	—	647	—
Noncurrent lease liabilities reflected in the following balance sheet line items:
Finance lease obligations, less current portion	—	615,563	—	641,969
Finance lease obligations, less current portion – due to related party	—	62,108	—	65,189
Other long-term liabilities	14,129	—	14,699	—
Total lease liabilities	$14,700	$707,158	$15,346	$736,967

Other supplemental information
Weighted-average remaining lease term	15.7 years	16.6 years	16.5 years	17.5 years
Weighted-average discount rate	4.3%	5.5%	4.3%	5.5%

Supplemental cash flow information related to the Company’s operating and finance leases is presented in Note 14.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maturity Analysis
As of December 31, 2025, the remaining minimum lease payments due under the Company’s long-term leases were as follows (in thousands):

	Operating Leases			Finance Leases
	Related	Third		Related	Third
	Party	Party	Total	Party	Party	Total
2026	$1,142	$20	$1,162	$5,308	$60,293	$65,601
2027	$1,159	$20	$1,179	5,308	58,504	63,812
2028	$1,177	$20	$1,197	5,308	58,504	63,812
2029	$1,194	$20	$1,214	5,308	58,504	63,812
2030	$1,212	$20	$1,232	5,308	58,504	63,812
Thereafter	$14,140	$20	$14,160	58,778	682,474	741,252
Total undiscounted lease payments	20,024	120	20,144	85,318	976,783	1,062,101
Less: Amount associated with discounting	5,432	12	5,444	20,129	334,814	354,943
Total lease liabilities	$14,592	$108	$14,700	$65,189	$641,969	$707,158

6. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant, and equipment, including assets held under finance leases, consisted of the following (in thousands):

	December 31,
	2025	2024
Processing units	$3,524,703	$3,506,391
Finance lease ROU assets (see Note 5)	844,126	844,292
Administrative buildings	109,110	108,255
Precious metals	69,574	46,196
Capital spares	15,282	13,077
Computer hardware and software	6,408	5,119
Other	8,187	7,779
Asset retirement obligations	1,336	1,336
Construction in progress	15,499	24,515
Property, plant, and equipment, at cost	4,594,225	4,556,960
Accumulated depreciation	(891,971)	(688,017)
Property, plant, and equipment, net	$3,702,254	$3,868,943

Depreciation expense for the years ended December 31, 2025 and 2024 was $211.0 million and $200.9 million, respectively. In 2024, the DGD St. Charles Plant received a rebate of $12.4 million under the Louisiana Quality Jobs Program, which provided cash incentives to companies that created well-paid jobs and promoted economic development in the state of Louisiana. The rebate was primarily related to the

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
expansion of the DGD St. Charles Plant in 2021 and was recorded as a reduction of capitalized property, plant, and equipment. Valero entered into a contract with the state of Louisiana for participation in the program and transferred any cash rebates received on DGD’s behalf to the Company.

7. DEFERRED CHARGES AND OTHER ASSETS

“Deferred charges and other assets, net” consisted of the following (in thousands):

	December 31,
	2025	2024
Deferred turnaround and catalyst costs, net	$100,445	$57,765
Intangible asset, net	24,099	25,539
Operating lease ROU assets, net (see Note 5)	14,057	14,815
Other	1,164	2,188
Deferred charges and other assets, net	$139,765	$100,307

Amortization expense for deferred turnaround and catalyst costs and intangible assets was $61.0 million and $66.4 million for the years ended December 31, 2025 and 2024, respectively.

8. OTHER ACCRUED EXPENSES

Other accrued expenses consisted of the following (in thousands):

	December 31,
	2025	2024
Contract liabilities from contracts with customers (see Note 13)	$11,216	$—
Refund payable to customer – related party	9,099	—
Refund payable to customer	749	24,397
Current operating lease liabilities (see Note 5)	571	647
Other	1,284	3,184
Other accrued expenses	$22,919	$28,228

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9. DEBT AND FINANCE LEASE OBLIGATIONS

Debt, at stated values, and finance lease obligations consisted of the following (in thousands):

	Final	December 31,
	Maturity	2025	2024
Revolver	2026	$—	$—
Loan Agreement – due to related party	2026	—	—
Total debt		—	—
Finance lease obligations (see Note5)		641,969	668,801
Finance lease obligations (see Note 5) – due to related party		65,189	68,166
Total debt and fiance lease obligations		707,158	736,967
Less:
Current portion		26,406	26,832
Current portion – due to related party		3,081	2,977
Debt and finance lease obligations, less current portion		$677,671	$707,158

Revolver
The Company has a $400.0 million unsecured revolving credit facility (the Revolver) with a syndicate of financial institutions that matures in June 2026. The Company has the option to increase the aggregate commitments under the Revolver to $550.0 million, subject to certain restrictions. The Revolver also provides for the issuance of letters of credit of up to $150.0 million.

Outstanding borrowings under the Revolver generally bear interest, at the Company’s option, at (i) an alternate base rate, (ii) an adjusted term secured overnight financing rate (SOFR), or (iii) an adjusted daily simple SOFR as allowed under the terms of the agreement for the applicable interest period in effect from time to time, plus the applicable margins. The Revolver also requires payments for customary fees, including unused commitment fees, letter of credit fees, and administrative agent fees.

In January 2026, the Company borrowed a total of $250.0 million under the Revolver. As of the borrowing dates, the variable interest rate on the Revolver was approximately 5.52 percent.

Loan Agreement
The Company has an unsecured revolving loan agreement with the Members with a maturity date of June 2026. Under this agreement, each Member has committed $100.0 million, resulting in aggregate commitments of $200.0 million.

Outstanding borrowings under the Loan Agreement bear interest at a term SOFR for the applicable interest period in effect from time to time plus the applicable margin. Principal and accrued interest are due one month after each borrowing unless the Company provides at least two days prior written notice of its election to extend repayment to the next month.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Summary of Credit Facilities
The Company had outstanding borrowings, letters of credit issued, and availability under the credit facilities as follows (in thousands):

			December 31, 2025
	Facility Amount	Maturity Date	Outstanding Borrowings	Letters of Credit Issued (a)	Availability
Committed facilities:
Revolver	$400,000	June 2026	$—	$29,000	$371,000
Loan Agreement	200,000	June 2026	—	—	200,000
Uncommitted facility:
Letter of credit facility	n/a	n/a	n/a	65,927	n/a
__________________
(a) Letters of credit issued as of December 31, 2025 expire at various times in 2026.

The Company is charged letter of credit issuance fees under the uncommitted short-term bank credit facility. This uncommitted credit facility has no commitment fee or compensating balance requirement.

Activity under the Company’s credit facilities was as follows (in thousands):

	Year Ended December 31,
	2025	2024
Borrowings:
Revolver	$650,000	$310,000
Loan Agreement	50,000	200,000
Repayments:
Revolver	(650,000)	(560,000)
Loan Agreement	(50,000)	(200,000)

10. MEMBERS’ CONTRIBUTIONS AND DISTRIBUTIONS

Pursuant to the Diamond Green Diesel Holdings LLC Amended and Restated Limited Liability Company Agreement, contributions are made based on the percentage of units held by each Member. Each Member holds 10,509,386 units, and therefore, owns a 50 percent ownership interest in DGD Holdings. Each Member receives one vote per unit. Net income or loss of the Company for a fiscal year is allocated between the Members based on the proportionate share of the Members’ ownership interests. See Note 2 for details regarding the allocation between the Members of market price adjustments and selling costs incurred by the Company in connection with the sale of clean fuel production credits.

During the year ended December 31, 2025, each Member made cash contributions of $320.5 million to the Company, for a total of $641.0 million. During the year ended December 31, 2024, each Member made cash contributions of $90.0 million to the Company, for a total of $180.0 million.
The Company distributed $259.1 million and $359.6 million to the Members during the years ended December 31, 2025 and 2024, respectively.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Clean Fuel Production Credits
As a result of Darling’s election for the Company to sell the clean fuel production credits attributable to its ownership interest, Darling made additional cash contributions totaling $7.7 million to reimburse the Company for selling expenses incurred in connection with such sales during the year ended December 31, 2025.

During the year ended December 31, 2025, the Company distributed proceeds of $238.2 million from the sale of clean fuel production credits to Darling. In addition, the Company made a noncash distribution to Valero of the clean fuel production credits attributable to its ownership interest valued at $314.0 million.

11. INCOME TAXES

For the years ended December 31, 2025 and 2024, the Company had tax losses and did not record a current benefit for state income taxes. In 2025 and 2024, deferred taxes were recorded as a result of operations in Texas.

Income Statement Components
Income tax expense for the years ended December 31, 2025 and 2024 consisted entirely of state deferred income tax expense of $1.1 million and $0.2 million, respectively.

Deferred Income Tax Assets and Liabilities
The Company has not recorded deferred income tax assets, as tax losses cannot be carried forward under the Texas state franchise tax law. The tax effects of significant temporary differences representing state deferred income tax liabilities were comprised primarily of property, plant, and equipment. The reported basis in fixed assets and inventory exceeds tax basis by approximately $1.9 billion, resulting in a state deferred tax liability of $2.0 million.

Other Disclosures
As of December 31, 2025 and 2024, the Company had no liability reported for unrecognized tax benefits.

12. RELATED PARTY AGREEMENTS AND TRANSACTIONS

Overview
The Company does not have any employees. It has entered into agreements with its Members, primarily Valero, to provide day-to-day operations, management, and administrative functions. These related party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist. The following is a description of various agreements between the Company and its Members.

Loan Agreement
In 2024, the Company entered into a $200.0 million revolving loan agreement with the Members. As of December 31, 2025 and 2024, there were no borrowings under this agreement. See Note 9 for further discussion.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Raw Material Supply Agreement
Under the Raw Material Supply Agreement, Darling is obligated to offer to the Company a portion of its feedstock requirements at market pricing. However, the Company is not obligated to purchase all or any part of its feedstock from Darling and will pursue the most optimal feedstock supply available. The agreement expires on June 30, 2033 and will automatically renew for successive periods of five years each on an evergreen basis, unless terminated by one of the parties. For the years ended December 31, 2025 and 2024, the Company purchased $1.2 billion and $981.5 million, respectively, of raw materials from Darling.

Agreements with Valero
Lease Agreements
The Company has lease agreements with Valero as follows:

•The Company has two operating lease agreements with Valero for the land on which the DGD St. Charles Plant and the DGD Port Arthur Plant are located. The leases expire on December 31, 2041 and January 31, 2041, respectively, and include four optional renewal periods of five years each.

•The Company has a finance lease agreement with Valero for the use of rail loading facilities and related land at the DGD St. Charles Plant. The lease expires on December 31, 2041 and includes four optional renewable periods of five years each.

See Note 5 for the lease cost and maturity analyses related to the Company’s leases with Valero.
Service Agreements
The Company has three service agreements with Valero. The agreements expire on December 31, 2042 and will automatically renew for successive periods of five years each on an evergreen basis, unless terminated by one of the parties. Below is a description of the agreements.
Operations Agreement
Pursuant to the Operations Agreement, Valero operates the DGD Plants and performs certain day-to-day operations and management functions for the Company as an independent contractor. Valero charges for all dedicated personnel costs and certain other expenses on a reimbursable basis and for other routine and non-routine services in accordance with the contractual billing rates, which are adjusted for inflation annually on January 1. The Company recorded $60.3 million and $61.1 million of operating expenses charged under the Operations Agreement for the years ended December 31, 2025 and 2024, respectively.

Product Offtake Agreement
Under the Product Offtake Agreement, Valero is required to purchase certain light ends recovered from byproduct streams produced at the DGD Plants. For the years ended December 31, 2025 and 2024, the Company sold $37.6 million and $30.7 million, respectively, of recovered light ends liquid to Valero, which is recorded in revenues.

Services and Utilities Supply Agreement
Under the Services and Utilities Supply Agreement, Valero provides the Company with hydrogen, water, steam, natural gas, power, and certain industrial gases which are produced or otherwise available at

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Valero’s St. Charles Refinery and Valero’s Port Arthur Refinery, and certain services, such as water treatment and terminaling services that are needed for the operation of the DGD Plants. Prices charged by Valero are at prevailing market rates. The Company supplies Valero with fuel gas and steam produced at the DGD Plants and charges Valero at prevailing market rates. For the years ended December 31, 2025 and 2024, the Company’s net purchases of industrial gases and other services from Valero were $174.4 million and $157.0 million, respectively.

The agreement allows these charges to be netted each month with a net receivable from or payable to Valero each period, which is settled 15 days after receipt of the invoice.
Other Transactions
The Company has entered into agreements with Valero to sell renewable diesel and neat SAF to Valero in varying amounts through 2026 and 2027, respectively. These sales are recorded in revenues.

The following table provides the Company’s sales to Valero by product (in thousands):

	Year Ended December 31,
	2025	2024
Renewable diesel	$1,439,733	$2,572,327
Neat SAF	613,177	47,307
Product sales to Valero	$2,052,910	$2,619,634

In addition, for the years ended December 31, 2025 and 2024, the Company purchased $227.0 million and $192.6 million of feedstock from Valero, respectively.

13. REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue
Revenue is presented in the table below disaggregated by product because this is the level of disaggregation that management has determined to be beneficial to users of the financial statements.

Contract Balances
Contract balances were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Receivables from contracts with customers, included in receivables and “receivables – due from related party” (see Note 3)	$266,200	$175,161
Contract liabilities, included in other accrued expenses (see Note 8)	11,216	—

Remaining Performance Obligations
The majority of the Company’s contracts with customers are term contracts. The Company does not disclose remaining performance obligations for contracts that have terms of one year or less. The transaction price for the remaining term contracts includes a fixed component and variable consideration

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(i.e., a commodity price), both of which are allocated entirely to a wholly unsatisfied promise to transfer a distinct good that forms part of a single performance obligation. The fixed component is not material and the variable consideration is highly susceptible to commodity market volatility that is outside the Company’s influence. Therefore, as of December 31, 2025, the Company has not disclosed the aggregate amount of the transaction price allocated to the Company’s remaining performance obligations.

The following table provides a disaggregation of revenues by product (in thousands):

	Year Ended December 31,
	2025	2024
Renewable diesel	$3,513,021	$4,888,005
Neat SAF	904,758	47,307
Renewable naphtha	137,280	93,603
Recovered light ends liquid	37,567	30,713
Fuel gas	4,204	5,964
Total revenues	$4,596,830	$5,065,592

14. SUPPLEMENTAL CASH FLOW INFORMATION

Cash flows related to interest were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cash interest payments	$46,272	$48,304
Capitalized interest	295	9,598

Supplemental cash flow information related to the Company’s operating and finance leases was as follows (in thousands):

	December 31, 2025		December 31, 2024
	Operating	Finance	Operating	Finance
	Leases	Leases	Leases	Leases
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows	$1,223	$37,500	$1,348	$38,832
Financing cash flows	—	29,813	—	28,602
Changes in lease balances resulting from new and modified leases	(43)	24	567	(150)

Noncash investing activities were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Accrued capital expenditures	$3,272	$30,091
Accrued turnaround and catalyst expenditures	12,335	8,598

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Noncash financing activities for the year ended December 31, 2025 included the noncash distribution to Valero of the clean fuel production credits attributable to its ownership interest valued at $314.0 million, as described in Note 10. There were no significant noncash financing activities for the year ended December 31, 2024, except as noted in the table above.

15. FAIR VALUE MEASUREMENTS

General
GAAP requires or permits certain assets and liabilities to be measured at fair value on a recurring basis in the Company’s balance sheets, and those assets and liabilities are presented below under “Recurring Fair Value Measurements.” Assets and liabilities measured at fair value on a recurring basis, such as derivative financial instruments, are measured at fair value at the end of each reporting period. There were no assets or liabilities that were measured at fair value on a nonrecurring basis as of December 31, 2025 and 2024.

GAAP also requires the disclosure of the fair values of financial instruments when an option to elect fair value accounting has been provided, but such election has not been made. A debt obligation is an example of such a financial instrument. The disclosure of the fair values of financial instruments not recognized at fair value in the balance sheets is presented below under “Financial Instruments.”

GAAP provides a framework for measuring fair value and establishes a three-level fair value hierarchy that prioritizes inputs to valuation techniques based on the degree to which objective prices in external active markets are available to measure fair value. The following is a description of each of the levels of the fair value hierarchy.

•Level 1 – Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

•Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•Level 3 – Unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include occasional market quotes or sales of similar instruments or the Company’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant judgment.

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Recurring Fair Value Measurements
The following tables present information (in thousands) about the Company’s assets and liabilities recognized at their fair values in the balance sheets categorized according to the fair value hierarchy of the inputs utilized by the Company to determine the fair values as of December 31, 2025 and 2024.

The Company has elected to offset the fair value amounts recognized for multiple similar derivative contracts executed with the same counterparty, including any related cash collateral assets or obligations as shown below; however, fair value amounts by hierarchy level are presented in the following tables on a gross basis. The Company does not have any derivative contracts that are subject to master netting arrangements that are reflected gross in the balance sheets.

	December 31, 2025
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter-party Netting	Effect of Cash Collateral Netting	Net Carrying Value on Balance Sheet	Cash Collateral Paid or Received Not Offset
	Level 1	Level 2	Level 3
Assets
Commodity derivative contracts	$98,285	$—	$—	$98,285	$(69,240)	$(7,181)	$21,864	$—
Clean fuel production credits	—	—	54,523	54,523	n/a	n/a	54,523	n/a
Total	$98,285	$—	$54,523	$152,808	$(69,240)	$(7,181)	$76,387
Liabilities
Commodity derivative contracts	$69,240	$—	$—	$69,240	$(69,240)	$—	$—	$—

	December 31, 2024
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter-party Netting	Effect of Cash Collateral Netting	Net Carrying Value on Balance Sheet	Cash Collateral Paid or Received Not Offset
	Level 1	Level 2	Level 3
Assets
Commodity derivative contracts	$43,952	$—	$—	$43,952	$(43,952)	$—	$—	$—
Liabilities
Commodity derivative contracts	$53,558	$—	$—	$53,558	$(43,952)	$(9,606)	$—	$(10,700)

A description of the assets and liabilities recognized at fair value along with the valuation methods and inputs used to develop their fair value measurements are as follows:

•Commodity derivative contracts consist primarily of exchange-traded futures, which are used to reduce the impact of price volatility on the Company’s results of operations and cash flows as discussed in Note 16. These contracts are measured at fair value using the market approach based

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
on quoted prices from the commodity exchange and are categorized in Level 1 of the fair value hierarchy.

•Clean fuel production credits represent the fair value of the tax credits that the Company intends to sell on behalf of Darling. These tax credits are categorized in Level 3 of the fair value hierarchy and are measured at fair value using a market approach based on historical sales prices and third-party consultant estimates. Significant unobservable inputs used in the valuation include the expected market discount per $1.00 of credit value.

Financial Instruments
The Company’s financial instruments include cash, receivables, payables, debt obligations, operating and finance lease obligations, and commodity derivative contracts. The estimated fair values of cash, receivables, payables, and operating and finance lease obligations approximate their carrying amounts; there was no debt (excluding finance lease obligations) outstanding as of December 31, 2025 and 2024.

Commodity derivative contracts are recognized at their fair values as shown in “Recurring Fair Value Measurements” above.

16. PRICE RISK MANAGEMENT ACTIVITIES

General
The Company is exposed to market risks related to the volatility in the price of commodities and enters into derivative instruments to manage some of these risks. This includes derivative instruments related to the various commodities the Company purchases or produces, as described below under “Risk Management Activities.” These derivative instruments are recorded as either assets or liabilities measured at their fair values (see Note 15), as summarized below under “Fair Values of Derivative Instruments.” The effect of these derivative instruments on income and other comprehensive income (loss) is summarized below under “Effect of Derivative Instruments on Income and Other Comprehensive Income (Loss).”

Risk Management Activities
The Company is exposed to market risks related to the volatility in the price of feedstocks and products it produces. To reduce the impact of price volatility on the Company’s results of operations and cash flows, the Company uses commodity derivative instruments, such as futures and options. The Company’s positions in commodity derivative instruments are monitored and managed on a daily basis by the risk control group to ensure compliance with the Company’s stated risk management policy.

The Company uses commodity derivative instruments as cash flow hedges and economic hedges. The objectives for entering into each type of hedge is described below.

•Cash flow hedges – The objective of the Company’s cash flow hedges is to lock in the price of forecasted product sales at existing market prices that the Company deems favorable.

•Economic hedges – The Company’s objectives for holding economic hedges are to (i) manage price volatility in certain feedstock and product inventories and (ii) lock in the price of forecasted

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
feedstock purchases and/or product sales, including the low carbon premium, at existing market prices that the Company deems favorable.

As of December 31, 2025, the Company had the following outstanding commodity derivative instruments that were used as cash flow hedges and economic hedges, which mature in 2026. The information presents the notional volume of outstanding contracts by type of instrument (volumes in thousands of barrels, except low carbon credit contracts that are presented in thousands of credits).

Notional Contract
Volumes
Derivatives designated as cash flow hedges:
Renewable products:
Futures - short	2,720

Derivatives designated as economic hedges:
Renewable products:
Futures - long	4,848
Futures - short	5,670
Low carbon credits:
Futures - long	500

Fair Values of Derivative Instruments
The following table provides information about the fair values of the Company’s derivative instruments as of December 31, 2025 and 2024 (in thousands) and the line items in the balance sheets in which the fair values are reflected. See Note 15 for additional information related to the fair values of the Company’s derivative instruments.

As indicated in Note 15, the Company nets fair value amounts recognized for multiple similar derivative contracts executed with the same counterparty under master netting arrangements, including cash collateral assets and obligations. The following table, however, is presented on a gross asset and gross liability basis, which results in the reflection of certain assets in liability accounts and certain liabilities in asset accounts:

		December 31, 2025		December 31, 2024
	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Asset Derivatives	Liability Derivatives
Derivatives designated as hedging instruments:
Commodity contracts	Receivables, net	$31,300	$6,870	$11,972	$13,072
Derivatives not designated as hedging instruments:
Commodity contracts	Receivables, net	$66,985	$62,370	$31,980	$40,486

DIAMOND GREEN DIESEL HOLDINGS LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Market Risk
The Company’s price risk management activities involve the receipt or payment of fixed price commitments into the future. These transactions give rise to market risk, which is the risk that future changes in market conditions may make an instrument less valuable. The Company closely monitors and manages its exposure to market risk on a daily basis in accordance with its policies. Market risks are monitored by the Company’s risk control group to ensure compliance with the stated risk management policy. The Company does not require any collateral or other security to support derivative instruments into which the Company enters. The Company also does not have any derivative instruments that require it to maintain a minimum investment-grade credit rating.

Effect of Derivative Instruments on Income and Other Comprehensive Income (Loss)
The following table provides information about the gain (loss) recognized in income and other comprehensive income (loss) due to fair value adjustments of the Company’s cash flow hedges (in thousands):

Derivatives in	Location of Gain (Loss)
Cash Flow Hedging	Recognized in Income	Year Ended December 31,
Relationships	on Derivatives	2025	2024
Commodity contracts:
Gain recognized in other comprehensive income (loss)	n/a	$3,257	$30,051
Gain (loss) reclassified from accumulated other comprehensive income (loss) into income	Revenues	(20,897)	117,183
For cash flow hedges, no component of any derivative instrument’s gain or loss was excluded from the assessment of hedge effectiveness for the years ended December 31, 2025 or 2024. The cash flow hedges primarily related to forecasted sales of renewable diesel, with $17.9 million of cumulative gains and $6.2 million of cumulative losses on cash flow hedges remaining in accumulated other comprehensive income (loss) as of December 31, 2025 and 2024, respectively. The Company estimates that this deferred gain as of December 31, 2025 will be reclassified into income over the next three months as a result of hedged transactions that are forecasted to occur. For the years ended December 31, 2025 and 2024, there were no amounts reclassified from accumulated other comprehensive income (loss) into income as a result of the discontinuance of cash flow hedge accounting.

The following table provides information about the gain (loss) recognized in income on the Company’s derivative instruments with respect to the economic hedges and the line items in the statements of income in which such gains (losses) are reflected (in thousands):

Derivatives Not	Location of Gain (Loss)
Designated as	Recognized in Income	Year Ended December 31,
Hedging Instruments	on Derivatives	2025	2024
Commodity contracts	Revenues	$1,676	$(369)
Commodity contracts	Cost of materials and other	3,486	(9,730)